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EXHIBIT 10.43

LEASE TERMINATION AGREEMENT AND
NINTH AMENDMENT TO OFFICE LEASE

    THIS LEASE TERMINATION AGREEMENT AND NINTH AMENDMENT TO OFFICE LEASE dated as of October  , 2000 (this "Agreement"), is entered into by and between LACERA GATEWAY PROPERTY, INC., a California corporation ("Landlord"), and PAULA INSURANCE COMPANY, a California corporation ("Tenant"), with reference to the following facts and understandings:

RECITALS

    WHEREAS, Pasadena Gateway Plaza, a California limited partnership ("Original Landlord"), Landlord's predecessor in interest, and Pan American Underwriters, Inc., a Nevada corporation ("Original Tenant"), Tenant's predecessor in interest, entered into that certain Office Lease dated January 1, 1989 (the "Original Lease"), as amended by (i) that certain Lease Amendment dated as of September 28, 1989, by and between Original Landlord and Original Tenant (the "First Amendment"), (ii) that certain Second Amendment to Office Building Lease dated as of April 27, 1993, by and between Landlord and Tenant (the "Second Amendment"), (iii) that certain Third Amendment to Office Building Lease dated as of September 16, 1994, by and between Landlord and Tenant (the "Third Amendment"), (iv) that certain Fourth Amendment to Office Building Lease dated as of May 12, 1995, by and between Landlord and Tenant (the "Fourth Amendment"), (v) that certain Fifth Amendment to Gateway Plaza Office Building Lease dated as of July 24, 1997, by and between Landlord and Tenant (the "Fifth Amendment"), (vi) that certain Sixth Amendment to Gateway Plaza Office Building Lease dated as of May 11, 1998, by and between Landlord and Tenant (the "Sixth Amendment"), (vii) that certain Seventh Amendment to Gateway Plaza Office Building Lease dated as of September 17, 1998, by and between Landlord and Tenant (the "Seventh Amendment"), and (viii) that certain Eighth Amendment to Office Lease dated as of October 29, 1999 (the "Eighth Amendment"; the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eighth Amendment, is hereinafter referred to as the "Lease"), for the lease of certain premises (the "Premises"), consisting of approximately 36,700 square feet of space comprised of a portion of the second (2nd) floor and the entirety of the third (3rd) floor of that certain office building (the "Building") located at 300 North Lake Avenue in Pasadena, California, commonly known as Gateway Plaza; and

    WHEREAS, Tenant has requested and Landlord is willing to terminate the Lease with respect to Suite 204, consisting of approximately 1,080 square feet of space, and Suite 206, consisting of approximately 1,643 square feet of space (collectively, "Suites 204 & 206"), all upon and subject to the terms and conditions hereinafter provided.

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

    1.  Recitals. The Recitals set forth above are incorporated herein as though set forth in full hereat.

    2.  Definitions. Unless the context clearly indicates otherwise, all initially capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

    3.  Condition Precedent. The effectiveness of this Agreement is expressly subject to Landlord entering into a lease amendment with tenant PIC Newco, Inc. to lease Suites 204 & 206 (the "Provident Amendment"); provided, that Tenant acknowledges and agrees that Landlord shall have no obligation to enter into the Provident Amendment unless Landlord agrees upon terms and provisions for the Provident Amendment in Landlord's sole and absolute discretion.

    4.  Consideration; Termination. As consideration for Landlord's agreement to terminate the Lease as hereinafter provided, Tenant hereby agrees to reimburse Landlord for the following costs: (a) Landlord's unamortized tenant improvement costs applicable to Suites 204 & 206 which the parties stipulate and agree amounts to $26,322.30, (b) Landlord's unamortized leasing commissions applicable to Suites 204 & 206 which the parties stipulate and agree amounts to $10,423.64, and (c) Landlord's documentation and attorneys' fees incurred in connection with this Agreement. Additionally, Tenant agrees to pay Basic Rent and Tenant's Share of Taxes and Costs of Operations through November 30, 2000, notwithstanding the occurrence of the Termination Date (as hereinafter defined) prior to November 30, 2000. The foregoing costs shall be deducted from the $440,400.00 Tenant Improvement Allowance Tenant is entitled to under Section 7 of the Eighth Amendment. Subject to deduction of the foregoing amounts from the Tenant Improvement Allowance and satisfaction of the condition precedent set forth in Section 3 above, the Lease, and all subleases or other tenancies thereunder, shall terminate, effective October 15, 2000 (the "Termination Date"). Tenant hereby agrees to vacate and surrender Suites 204 & 206 to Landlord, "broom clean" and in good order, condition and repair, ordinary wear and tear excepted, in accordance with Section 15.1 of the Lease, on or before the Termination Date.

    5.  Tenant's Share. Landlord and Tenant agree that upon the termination of Tenant's lease of Suites 204 & 206, the total square footage of the remainder of the Premises shall be approximately 33,977 square feet and Section 1.7 of the Original Lease shall be amended such that the phrase "Tenant's Share" shall mean 11.48%.

    6.  Estoppel. Tenant hereby certifies and acknowledges that as of the date hereof (a) the Lease and this Agreement represent the entire agreement between Landlord and Tenant (b) Tenant has not assigned or transferred the Lease or any interest of Tenant therein, (c) Tenant has received all free rent or other rent credits, if any, to which Tenant is entitled under the Lease, (d) Landlord is not in default in any respect under the Lease, (e) Tenant does not have any defenses to its obligations under the Lease, (f) there are no offsets or credits against rent payable under the Lease, (g) Landlord is holding no security deposit from Tenant under the Lease, and (h) Tenant acknowledges and agrees that: (i) the representations herein set forth constitute material consideration to Landlord in entering into this Agreement; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Agreement; and (iii) Landlord is relying on such representations in entering into this Agreement.

    7.  Indemnification. Tenant shall indemnify, defend and hold Landlord, and each of Landlord's partners, shareholders, officers, directors, managers, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees (collectively, "Indemnitees") harmless from and against any and all claims, demands, liability, loss, damage or expenses (including, without limitation, attorneys' fees and costs) and all damages, caused by, arising out of or related to (a) Tenant's breach of the terms of this Agreement or the representations and warranties contained herein, (b) the presence of any Hazardous Materials on, under or about Suites 204 & 206 as a result of the acts or omissions of the Tenant or its agents, employees, contractors, licensees, sublessees, assignees, concessionaires or invitees, (c) any injury to or death of persons or damage to the property of Tenant, Landlord or any other person or entity which occurred during the Lease Term prior to the Termination Date from any cause whatsoever, by reason of the use, occupancy or enjoyment of Suites 204 & 206 by Tenant, except to the extent such injury, death or damage was caused by the willful misconduct of Landlord or (d) the failure of Tenant or any sublessee or assignee to vacate and surrender Suites 204 & 206 in accordance with Section 4 above. Tenant further agrees to indemnify, defend and hold Landlord harmless from all liability whatsoever on account of any mechanics' or materialmens' liens, claims or demands arising out of any labor performed or material supplied in connection with or benefiting Suites 204 & 206 prior to the Termination Date. For purposes of the indemnity provisions hereof, any acts or omission of Tenant, or by employees, agents, assignees, sublessees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. Tenant's obligation to defend, indemnify and hold the Indemnitees harmless under this Section 7 shall survive the termination of the Lease and this Agreement.

    8.  Release.

      (a) For valuable consideration, and the mutual covenants and agreements contained herein, and except as to the rights, liabilities, and obligations arising out of this Agreement, effective as of the Termination Date, with respect to Suites 204 & 206 and Tenant's lease, use and occupancy thereof, Tenant fully and forever releases Landlord and each of its partners, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or cause of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which Tenant now has or may hereafter have against Landlord, or any of them, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever occurring prior to the Termination Date.

      (b) For valuable consideration, and the mutual covenants and agreements contained herein, and except as to the rights, liabilities, and obligations arising out of this Agreement, effective as of the Termination Date, with respect to Suites 204 & 206 and Tenant's lease, use and occupancy thereof, Landlord fully and forever releases Tenant and each of its partners, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which Landlord now has or may hereafter have against Tenant, or any of them, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever occurring prior to the Termination Date.

      (c) Landlord and Tenant each hereby certifies that it has read and understood the provisions of California Civil Code, Section 1542 and has had the opportunity to consult with its own counsel regarding same. Landlord and Tenant each hereby waives any and all rights under California Civil Code, Section 1542, which provides as follows:

        "A general release does not extend to claims which
        the creditor does not know or suspect to exist in his
        favor at the time of executing the release, which if
        known by him must have materially affected his
        settlement with the debtor."

    9.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    10. Authorization. Tenant represents and warrants that all consents, approvals and authorizations necessary or required in connection with the transaction contemplated by this Agreement have been obtained.

    11. Attorneys' Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and costs of suit.

    12. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of California.

    13. Entire Agreement. This Agreement and the Lease constitutes and is intended to constitute the entire agreement of the parties hereto concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto except as specifically set forth herein. All prior discussions and negotiations with respect to the subject matter hereof are superseded by this Agreement.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"Tenant"	PAULA INSURANCE COMPANY, a California corporation
	By:	/s/ JAMES A. NICHOLSON Name: James A. Nicholson Title: Sr. V.P./C.F.O.
	By:	/s/ Name: Title:
"Landlord"	LACERA GATEWAY PROPERTY, INC., a California corporation
	By:	/s/ MARSHA D. RICHTER Name: Marsha D. Richter Title: President
	By:	/s/ EARL W. BUEHNER Name: Earl W. Buehner Title: Vice President, Asst. Secretary & Asst. Treasurer

GUARANTOR'S ACKNOWLEDGMENT

    The undersigned guarantor of the obligations of Tenant under the Lease (as defined in the Lease Termination Agreement and Ninth Amendment to Office Lease (the "Termination Agreement and Amendment") to which this Guarantor's Acknowledgment is attached), hereby acknowledges familiarity with and consents to the Termination Agreement and Amendment and ratifies and affirms its continuing obligations under that certain Guarantee of Lease dated February 9, 1989, notwithstanding the execution of the Termination Agreement and Amendment.

PAULA FINANCIAL, a California corporation
By:	/s/ JAMES A. NICHOLSON Name: James A. Nicholson Title: Sr. V.P./C.F.O.
By:	Name: Title:

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LEASE TERMINATION AGREEMENT AND NINTH AMENDMENT TO OFFICE LEASE
RECITALS
AGREEMENT
GUARANTOR'S ACKNOWLEDGMENT